Filed Pursuant to Rule 424(b)(2) File Number 333-169119 Pricing Supplement to the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011

$1,250,000,000*

iPath® MSCI India Index ETN

The iPath® Exchange-Traded Notes due December 18, 2036 (the “Securities”) are linked to the MSCI India Total Return Index, do not guarantee any return of principal at maturity and do not pay any interest during their term. Instead, you will receive a cash payment at maturity or upon early redemption based on the performance of the MSCI India Total Return Index less an investor fee (and, in the case of early redemption, a redemption charge). The principal terms of the Securities are as follows:

Issuer: Barclays Bank PLC

Series: Global Medium-Term Notes, Series A

Underlying Index: The return on the Securities is linked to the performance of the MSCI India Total Return Index (the “Index”). The Index is a free float-adjusted market capitalization index that is designed to measure the market performance, including price performance and income from dividend payments, of Indian equity securities. The Index is calculated on a net basis, approximating the minimum possible dividend reinvestment (dividends are reinvested after deduction of withholding tax, using the rate applicable to non-resident individuals who do not benefit from double taxation treaties). As of September 28, 2012, the Index was comprised of the top 73 companies by market capitalization listed on the National Stock Exchange of India (the “NSE”). The Index is calculated by MSCI, Inc. (“MSCI”) and is denominated in U.S. dollars.

Payment at Maturity: If you hold your Securities to maturity, you will receive a cash payment at maturity equal to (1) the principal amount of your Securities times (2) the index factor on the final valuation date minus (3) the investor fee on the final valuation date.

Secondary Market: We have listed the Securities on the NYSE Arca stock exchange (“NYSE Arca”) under the ticker symbol INP. If an active secondary market in the Securities exists, we expect that investors will purchase and sell the Securities primarily in this secondary market.

Early Redemption: Subject to the notification requirements described below, you may redeem your Securities on any redemption date during the term of the Securities. If you redeem your Securities, you will receive a cash payment in an amount equal to the daily redemption value, which is (1) the principal amount of your Securities times (2) the index factor on the applicable valuation date minus (3) the investor fee on the applicable valuation date minus (4) the redemption charge. You must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date.

Redemption Mechanics: In order to redeem your Securities on a redemption date, you must deliver a notice of redemption to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date and follow the procedures set forth under “Specific Terms of the Securities—Redemption Procedures”. If you fail to comply with these procedures, your notice will be deemed ineffective.

Valuation Date: Valuation date means each business day from December 28, 2006 to December 11, 2036, inclusive or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days. We refer to Thursday, December 11, 2036, as the “final valuation date”.

Redemption Date: A redemption date is the third business day following each valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.

Inception Date: December 19, 2006.

Index Factor: The index factor on any given day will be equal to the closing value of the Index on that day divided by the initial index level. The initial index level is the closing value of the Index on the inception date.

Investor Fee: The investor fee is equal to 0.89% per year times the principal amount of your Securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to (1) 0.89% times (2) the principal amount of your Securities times (3) the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by (4) 365.

Redemption Charge: The redemption charge is a one-time charge imposed upon early redemption and is equal to 0.00125 times the daily redemption value. The redemption charge is intended to allow us to recoup the brokerage and other transaction costs that we will incur in connection with redeeming the Securities. The proceeds we receive from the redemption charge may be more or less than such costs.

Because the investor fee reduces the amount of your return at maturity, and the investor fee and the redemption charge reduce the amount of your return upon early redemption, the value of the Index must increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption. If the value of the Index decreases or does not increase sufficiently, you will receive less than the principal amount of your investment at maturity or upon redemption.

Trading Day: A trading day is a day on which (i) the value of the Index is published by MSCI, (ii) trading is generally conducted on NYSE Arca and (iii) trading is generally conducted on the NSE as determined by the calculation agent in its sole discretion.

CUSIP Number: 06739F291

ISIN: US06739F2911

You may lose some or all of your principal if you invest in the Securities. Any payment on the Securities at or prior to maturity is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. See “Risk Factors” beginning on page PS-9 of this pricing supplement for risks relating to an investment in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Patent pending

Pricing Supplement dated December 21, 2012

Issued in denominations of $50

*	10,000,000 Securities, principal amount $50 each, were issued on December 22, 2006; an additional 5,000,000 Securities, principal amount $50 each, were issued on May 11, 2007; an additional 5,000,000 Securities, principal amount $50 each were issued on October 19, 2007; and an additional 5,000,000 Securities, principal amount $50 each were issued on August 20, 2009.

Cover Page, continued:

We sold a portion of the Securities on the inception date at 100% of their stated principal amount. The remainder of the Securities may be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent. Sales of the Securities after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the Securities. Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

We may use this pricing supplement in the initial sale of Securities. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market-making transactions in any Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The Securities are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Suspension of Further Sales and Issuances of iPath® MSCI India Index ETNs

On December 10, 2009, Barclays Bank PLC announced that it was suspending until further notice, any further sales from inventory and any further issuances of the iPath® MSCI India Index ETNs (the “Securities”). As described in this pricing supplement, under the heading “Risk Factors—The Market Value of the Securities May Be Influenced by Many Unpredictable Factors”, the market value of the Securities may be influenced by, among other things, the levels of supply and demand for such Securities. It is possible that this suspension may influence the market value of the Securities. Barclays Bank PLC believes that the limitations on issuance and sale implemented may cause an imbalance of supply and demand in the secondary market for the Securities, which may cause the Securities to trade at a premium or discount in relation to their indicative value. Therefore, any purchase of the Securities in the secondary market may be at a purchase price significantly different from their indicative value.

TABLE OF CONTENTS

PRICING SUPPLEMENT

PRICING SUPPLEMENT SUMMARY	PS-1
RISK FACTORS	PS-9
THE INDEX	PS-16
VALUATION OF THE SECURITIES	PS-20
SPECIFIC TERMS OF THE SECURITIES	PS-21
CLEARANCE AND SETTLEMENT	PS-26
USE OF PROCEEDS AND HEDGING	PS-26
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	PS-27
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-30
NOTICE OF REDEMPTION	A-1
CONFIRMATION OF REDEMPTION	B-1

PROSPECTUS SUPPLEMENT

SUMMARY	S-1
RISK FACTORS	S-6
DESCRIPTION OF MEDIUM-TERM NOTES	S-32
TERMS OF THE NOTES	S-38
INTEREST MECHANICS	S-45
CERTAIN FEATURES OF THE NOTES	S-48
DESCRIPTION OF UNIVERSAL WARRANTS	S-57
TERMS OF THE WARRANTS	S-62
CERTAIN FEATURES OF THE WARRANTS	S-66
REFERENCE ASSETS	S-72
CLEARANCE AND SETTLEMENT	S-114
EMPLOYEE RETIREMENT INCOME SECURITY ACT	S-120
PLAN OF DISTRIBUTION	S-122
USE OF PROCEEDS AND HEDGING	S-131
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	S-132
VALIDITY OF SECURITIES	S-147

PROSPECTUS

FORWARD-LOOKING STATEMENTS	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	1
THE BARCLAYS BANK GROUP	2
USE OF PROCEEDS	2
DESCRIPTION OF DEBT SECURITIES	3
DESCRIPTION OF WARRANTS	20
GLOBAL SECURITIES	31
CLEARANCE AND SETTLEMENT	32
DESCRIPTION OF PREFERENCE SHARES	36
DESCRIPTION OF AMERICAN DEPOSITARY SHARES	42
DESCRIPTION OF SHARE CAPITAL	48
TAX CONSIDERATIONS	49
PLAN OF DISTRIBUTION	68
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES	71
WHERE YOU CAN FIND MORE INFORMATION	72
FURTHER INFORMATION	72
VALIDITY OF SECURITIES	72
EXPERTS	72
EXPENSES OF ISSUANCE AND DISTRIBUTION	73

PRICING SUPPLEMENT SUMMARY

The following is a summary of terms of the iPath® Exchange-Traded Notes due December 18, 2036 and linked to the MSCI India Total Return Index (the “Securities”), as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the Securities. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement. References to the “prospectus” mean our accompanying prospectus, dated August 31, 2010, and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated May 27, 2011, which supplements the prospectus.

We may, without your consent, create and issue additional securities having the same terms and conditions as the Securities. We may consolidate the additional securities to form a single class with the outstanding Securities.

This section summarizes the following aspects of the Securities:

•	What are the Securities and how do they work?

•	How do you redeem your Securities?

•	What are some of the risks of the Securities?

•	Is this the right investment for you?

•	What are the tax consequences?

•	How do the Securities perform?

What Are the Securities and How Do They Work?

The Securities are medium-term notes that are uncollateralized debt securities and are linked to the performance of the MSCI India Total Return Index (the “Index”). The Securities will be issued in denominations of $50.

The Index is a free float-adjusted market capitalization index that is designed to measure the market performance, including price performance and income from dividend payments, of Indian equity securities (the “Index Components”). The Index is calculated on a net basis, approximating the minimum possible dividend reinvestment (dividends are reinvested after deduction of withholding tax, using the rate applicable to non-resident individuals who do not benefit from double taxation treaties). As of September 28, 2012, the Index was comprised of the top 73 companies by market capitalization listed on the National Stock Exchange of India (the “NSE”). The Index is calculated by MSCI, Inc. (“MSCI”) and is denominated in U.S. dollars.

If you have not previously redeemed your Securities, you will receive a cash payment at maturity equal to (1) the principal amount of your Securities times (2) the index factor on the final valuation date minus (3) the investor fee on the final valuation date. Prior to maturity, you may, subject to certain restrictions, redeem your Securities on any redemption date during the term of the Securities, provided that you present at least 50,000 Securities for redemption, or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) bundles your Securities for redemption with those of other investors to reach this minimum. If you choose to redeem your Securities on a redemption date, you will receive a cash payment on such date in an amount equal to the daily redemption value, which is (1) the principal amount of your Securities times (2) the index factor on the applicable valuation date minus (3) the investor fee on the applicable valuation date minus (4) the redemption charge.

The “index factor” on any given day will be equal to the closing value of the Index on that day divided by the initial index level. The initial index level is the closing value of the Index on the inception date.

The “investor fee” is equal to 0.89% per year times the principal amount of your Securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to (1) 0.89% times (2) the principal amount of your Securities times (3) the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by (4) 365.

The “redemption charge” is a one-time charge imposed upon early redemption and is equal to 0.00125 times the daily redemption value. The redemption charge is intended to allow us to recoup the brokerage and other transaction costs that we will incur in connection with redeeming the Securities. The proceeds we receive from the redemption charge may be more or less than such costs.

A “valuation date” is each business day from December 28, 2006 to December 11, 2036, inclusive (subject to the occurrence of a market disruption event), or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days. We refer to Thursday, December 11, 2036, as the “final valuation date”.

A “redemption date” is the third business day following a valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.

We will not pay you interest during the term of the Securities.

For a further description of how your payment at maturity will be calculated, see “—How Do the Securities Perform at Maturity? —Hypothetical Examples” and “Specific Terms of the Securities” in this pricing supplement.

Because the investor fee reduces the amount of your return at maturity, and the investor fee and the redemption charge reduce the amount of your return upon early redemption, the value of the Index must increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption. If the value of the Index decreases or does not increase sufficiently, you will receive less than the principal amount of your investment at maturity or upon redemption.

How Do You Redeem Your Securities?

We have listed the Securities on the NYSE Arca stock exchange (“NYSE Arca”). If an active secondary market in the Securities exists, we expect that investors will purchase and sell the Securities primarily in this secondary market.

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps:

•

deliver a notice of redemption, which is attached as Annex A, to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•

instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the valuation date at a price equal to the applicable daily redemption value, facing Barclays DTC 5101; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the Securities in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your Securities on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

What Are Some of the Risks of the Securities?

An investment in the Securities involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•

Uncertain Principal Repayment—If the value of the Index decreases, or does not increase by an amount greater than the investor fee (and, in the case of early redemption, the redemption charge) applicable to your Securities, you will receive less than your original investment in the Securities.

•

Indian Equities Market Risk—The return on the Securities is linked to the performance of the Index which, in turn, is linked to the market prices of the Index Components. Common stock prices, especially those in an emerging market such as India, may change unpredictably, affecting the value of the Index Components and, consequently, the value of your Securities in unforeseeable ways.

•

Foreign Exchange Risk—Because the Index is denominated in U.S. dollars but the Index Components are quoted in Indian rupees, your return on the Securities will be subject to the U.S. dollar / Indian rupee exchange rate (the “USD/INR exchange rate”). In general, an increase in the USD/INR exchange rate (meaning that a greater number of Indian rupees are required to purchase one U.S. dollar) will cause the level of the Index, and therefore the value of your Securities, to decrease.

•

Limited Portfolio Diversification—The Index Components are concentrated in Indian equities. Your investment may therefore carry risks similar to a securities investment concentrated in a single region.

•	No Interest Payments—You will not receive any periodic interest payments on the Securities.

•

A Trading Market for the Securities May Not Exist—Although we have listed the Securities on NYSE Arca, a trading market for your Securities may not exist at any time. Certain affiliates of Barclays Bank PLC intend to engage in limited purchase and resale transactions. If they do, however, they are not required to do so and may stop at any time. We are not required to maintain any listing of the Securities on NYSE Arca or any other exchange.

Is This the Right Investment for You?

The Securities may be a suitable investment for you if:

•	You are willing to accept the risk of fluctuations in Indian equities prices in general and prices of the Index Components in particular.

•	You are willing to accept the risk of fluctuations in currency exchange rates in general and the USD/INR exchange rate in particular.

•	You believe the value of the Index will increase by an amount sufficient to offset the investor fee (and, in the case of early redemption, the redemption charge) during the term of the Securities.

•	You seek an investment with a return linked to the performance of the Index.

•	You do not seek current income from this investment.

•	You do not seek a guaranteed return of principal.

The Securities may not be a suitable investment for you if:

•	You are not willing to be exposed to fluctuations in Indian equities prices in general and prices of the Index Components in particular.

•	You are not willing to accept the risk of fluctuations in currency exchange rates in general and the USD/INR exchange rate in particular.

•

You believe the value of the Index will decrease or will not increase by an amount sufficient to offset the investor fee (and, in the case of early redemption, the redemption charge) during the term of the Securities.

•	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

•	You seek current income from your investment.

•	You seek a guaranteed return of principal.

What Are the Tax Consequences?

Absent a change in law or an administrative or judicial ruling to the contrary, pursuant to the terms of the Securities, by purchasing the Securities you agree to treat the Securities for all U.S. federal income tax purposes as a pre-paid executory contract with respect to the Index. If the Securities are so treated, you should generally recognize capital gain or loss upon the sale, early redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and your tax basis in the Securities.

The U.S. federal income tax consequences of your investment in the Securities are uncertain. In the opinion of our counsel, Sullivan & Cromwell LLP, your Securities should be treated as described above. However, it is possible that the Internal Revenue Service may assert an alternative treatment. Because of this uncertainty, we urge you to consult your own tax advisor as to the tax consequences of your investment in the Securities.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the Securities, including possible alternative treatments for your Securities, see “Material U.S. Federal Income Tax Considerations” in this pricing supplement.

Conflicts of Interest

Barclays Capital Inc. is an affiliate of Barclays Bank PLC and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720, as administered by the Financial Industry Regulatory Authority (“FINRA”). Consequently, this offering is being conducted in compliance with the provisions of Rule 2720 (or any successor rule thereto). For more information, please refer to “Plan of Distribution—Conflict of Interest” in the accompanying prospectus supplement.

How Do the Securities Perform?

Set forth below is an explanation of the steps necessary to calculate the payment on the Securities at maturity or upon redemption.

Step 1: Calculate the investor fee

The investor fee is equal to 0.89% per year times the principal amount of your Securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to (1) 0.89% times (2) the principal amount of your Securities times (3) the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by (4) 365.

Step 2: Calculate the payment

If you hold your Securities until maturity, you will receive a cash payment equal to (1) the principal amount of your Securities times (2) the index factor on the final valuation date minus (3) the investor fee on the final valuation date. If you redeem your Securities prior to maturity, you will receive a cash payment equal to the daily redemption value, which is (1) the principal amount of your Securities times (2) the index factor minus (3) the investor fee on the applicable valuation date minus (4) the redemption charge.

Because the investor fee reduces the amount of your return at maturity, and the investor fee and the redemption charge reduce the amount of your return upon early redemption, the value of the Index must increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption of your Securities. If the value of the Index decreases or does not increase sufficiently, you will receive less than the principal amount of your investment at maturity or upon redemption of your Securities.

Hypothetical Examples

The following examples show how the Securities would perform in hypothetical circumstances. We have included two examples in which the Index has increased by 152.932% at maturity, as well as two examples in which the Index has decreased by 49.89% at maturity. These examples highlight the behavior of the investor fee in different circumstances. Because the investor fee is a weighted average measure, the absolute level of the investor fee will be dependent upon the path taken by the Index to arrive at its ending level. The figures in these examples have been rounded for convenience. Figures for year 30 are as of the final valuation date, and given the indicated assumptions, a holder will receive payment at maturity in the indicated amount, according to the indicated formula.

The hypothetical examples in this section do not take into account the effects of applicable taxes. The after-tax return you receive on your Securities will depend on the U.S. tax treatment of your Securities and on your particular circumstances. Accordingly, the after-tax rate of return of your Securities could be different than the after-tax return of a direct investment in the Index components or the Index.

Assumptions:

Yearly Fee	Days	Denomination	Starting Index
0.89%	365	$50.00	100.000

A	B	C	D	E	F
Year	Index Level	Average Yearly Index Factor	Yearly Fee	Investor Fee	Indicative Value
A	B	Average of (B / Starting Index)	C × Principal × 0.89%	Running Total of D	(Principal × C) – E
0	100.000	1.00	$0.00	$0.00	$50.00
1	106.453	1.03	$0.46	$0.46	$52.77
2	117.295	1.12	$0.50	$0.96	$57.69
3	125.035	1.21	$0.54	$1.50	$61.02
4	136.779	1.31	$0.58	$2.08	$66.31
5	145.515	1.41	$0.63	$2.71	$70.05
6	135.840	1.41	$0.63	$3.33	$64.59
7	126.779	1.31	$0.58	$3.92	$59.47
8	122.873	1.25	$0.56	$4.47	$56.96
9	114.723	1.19	$0.53	$5.00	$52.36
10	110.080	1.12	$0.50	$5.50	$49.54
11	121.804	1.16	$0.52	$6.02	$54.88
12	136.163	1.29	$0.57	$6.59	$61.49
13	148.835	1.42	$0.63	$7.23	$67.19
14	168.122	1.58	$0.71	$7.93	$76.13
15	191.939	1.80	$0.80	$8.73	$87.24
16	214.934	2.03	$0.91	$9.64	$97.83
17	241.043	2.28	$1.01	$10.65	$109.87
18	275.149	2.58	$1.15	$11.80	$125.77
19	306.784	2.91	$1.29	$13.10	$140.30
20	345.764	3.26	$1.45	$14.55	$158.33
21	308.847	3.27	$1.46	$16.00	$138.42
22	277.227	2.93	$1.30	$17.31	$121.31
23	245.615	2.61	$1.16	$18.47	$104.34
24	217.093	2.31	$1.03	$19.50	$89.05
25	191.102	2.04	$0.91	$20.41	$75.14
26	204.999	1.98	$0.88	$21.29	$81.21
27	212.336	2.09	$0.93	$22.22	$83.95
28	229.229	2.21	$0.98	$23.20	$91.41
29	245.614	2.37	$1.06	$24.26	$98.55
30	252.932	2.49	$1.11	$25.37	$101.10

		Annualized Index Return			3.14%
		Annualized iPath® Indicative Value Return			2.37%

Hypothetical Examples

A	B	C	D	E	F
Year	Index Level	Average Yearly Index Factor	Yearly Fee	Investor Fee	Indicative Value
A	B	Average of (B / Starting Index)	C × Principal × 0.89%	Running Total of D	(Principal × C) – E
0	100.000	1.00	$0.00	$0.00	$50.00
1	107.572	1.04	$0.46	$0.46	$53.32
2	115.718	1.12	$0.50	$0.96	$56.90
3	124.480	1.20	$0.53	$1.49	$60.75
4	133.906	1.29	$0.57	$2.07	$64.89
5	144.046	1.39	$0.62	$2.69	$69.34
6	154.954	1.49	$0.67	$3.35	$74.13
7	166.687	1.61	$0.72	$4.07	$79.28
8	179.309	1.73	$0.77	$4.84	$84.82
9	192.887	1.86	$0.83	$5.67	$90.78
10	207.493	2.00	$0.89	$6.56	$97.19
11	223.205	2.15	$0.96	$7.51	$104.09
12	240.107	2.32	$1.03	$8.55	$111.51
13	258.288	2.49	$1.11	$9.65	$119.49
14	281.760	2.70	$1.20	$10.86	$130.02
15	377.188	3.29	$1.47	$12.32	$176.27
16	466.900	4.22	$1.88	$14.20	$219.25
17	446.892	4.57	$2.03	$16.23	$207.21
18	427.742	4.37	$1.95	$18.18	$195.69
19	409.412	4.19	$1.86	$20.04	$184.66
20	391.868	4.01	$1.78	$21.82	$174.11
21	375.076	3.83	$1.71	$23.53	$164.01
22	359.003	3.67	$1.63	$25.16	$154.34
23	343.619	3.51	$1.56	$26.73	$145.08
24	328.894	3.36	$1.50	$28.22	$136.22
25	314.800	3.22	$1.43	$29.66	$127.74
26	301.310	3.08	$1.37	$31.03	$119.63
27	288.399	2.95	$1.31	$32.34	$111.86
28	276.040	2.82	$1.26	$33.60	$104.42
29	264.211	2.70	$1.20	$34.80	$97.31
30	252.932	2.59	$1.15	$35.95	$90.52

		Annualized Index Return			3.14%
		Annualized iPath® Indicative Value Return			2.00%

Hypothetical Examples

A	B	C	D	E	F
Year	Index Level	Average Yearly Index Factor	Yearly Fee	Investor Fee	Indicative Value
A	B	Average of (B / Starting Index)	C × Principal × 0.89%	Running Total of D	(Principal × C) – E
0	100.000	1.00	$0.00	$0.00	$50.00
1	92.022	0.96	$0.43	$0.43	$45.58
2	87.127	0.90	$0.40	$0.83	$42.74
3	80.596	0.84	$0.37	$1.20	$39.10
4	74.500	0.78	$0.35	$1.54	$35.71
5	69.498	0.72	$0.32	$1.86	$32.88
6	74.478	0.72	$0.32	$2.18	$35.05
7	81.170	0.78	$0.35	$2.53	$38.05
8	88.734	0.85	$0.38	$2.91	$41.46
9	94.498	0.92	$0.41	$3.32	$43.93
10	103.547	0.99	$0.44	$3.76	$48.02
11	93.513	0.99	$0.44	$4.20	$42.56
12	86.465	0.90	$0.40	$4.60	$38.64
13	79.441	0.83	$0.37	$4.97	$34.75
14	71.127	0.75	$0.34	$5.30	$30.26
15	64.564	0.68	$0.30	$5.60	$26.68
16	60.420	0.62	$0.28	$5.88	$24.33
17	55.306	0.58	$0.26	$6.14	$21.51
18	49.079	0.52	$0.23	$6.37	$18.17
19	44.615	0.47	$0.21	$6.58	$15.73
20	40.489	0.43	$0.19	$6.77	$13.48
21	38.513	0.40	$0.18	$6.94	$12.31
22	36.823	0.38	$0.17	$7.11	$11.30
23	36.100	0.36	$0.16	$7.27	$10.78
24	35.880	0.36	$0.16	$7.43	$10.51
25	34.598	0.35	$0.16	$7.59	$9.71
26	37.756	0.36	$0.16	$7.75	$11.13
27	39.976	0.39	$0.17	$7.92	$12.06
28	43.492	0.42	$0.19	$8.11	$13.64
29	45.926	0.45	$0.20	$8.31	$14.65
30	48.730	0.47	$0.21	$8.52	$15.85

		Annualized Index Return			-2.37%
		Annualized iPath® Indicative Value Return			-3.76%

Hypothetical Examples

A	B	C	D	E	F
Year	Index Level	Average Yearly Index Factor	Yearly Fee	Investor Fee	Indicative Value
A	B	Average of (B / Starting Index)	C × Principal × 0.89%	Running Total of D	(Principal × C) – E
0	100.000	1.00	$0.00	$0.00	$50.00
1	106.000	1.03	$0.46	$0.46	$52.54
2	112.360	1.09	$0.49	$0.94	$55.24
3	119.102	1.16	$0.52	$1.46	$58.09
4	126.248	1.23	$0.55	$2.01	$61.12
5	133.823	1.30	$0.58	$2.58	$64.33
6	141.852	1.38	$0.61	$3.20	$67.73
7	150.363	1.46	$0.65	$3.85	$71.33
8	159.385	1.55	$0.69	$4.54	$75.16
9	168.948	1.64	$0.73	$5.27	$79.21
10	179.085	1.74	$0.77	$6.04	$83.50
11	189.830	1.84	$0.82	$6.86	$88.05
12	201.220	1.96	$0.87	$7.73	$92.88
13	213.293	2.07	$0.92	$8.65	$97.99
14	194.096	2.04	$0.91	$9.56	$87.49
15	180.531	1.87	$0.83	$10.39	$79.87
16	166.089	1.73	$0.77	$11.17	$71.88
17	152.801	1.59	$0.71	$11.88	$64.53
18	140.577	1.47	$0.65	$12.53	$57.76
19	129.331	1.35	$0.60	$13.13	$51.54
20	118.985	1.24	$0.55	$13.68	$45.81
21	109.466	1.14	$0.51	$14.19	$40.54
22	100.709	1.05	$0.47	$14.66	$35.70
23	92.652	0.97	$0.43	$15.09	$31.24
24	85.240	0.89	$0.40	$15.48	$27.14
25	78.421	0.82	$0.36	$15.85	$23.36
26	72.147	0.75	$0.34	$16.18	$19.89
27	66.375	0.69	$0.31	$16.49	$16.70
28	61.065	0.64	$0.28	$16.77	$13.76
29	56.180	0.59	$0.26	$17.03	$11.06
30	48.730	0.52	$0.23	$17.27	$7.10

		Annualized Index Return			-2.37%
		Annualized iPath® Indicative Value Return			-6.30%

RISK FACTORS

The Securities are unsecured promises of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities. The return on the Securities is linked to the performance of the Index. Investing in the Securities is not equivalent to investing directly in Index Components or the Index itself. See “The Index” below for more information.

This section describes the most significant risks relating to an investment in the Securities. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the Securities.

Even if the Value of the Index at Maturity or Upon Redemption Exceeds the Initial Index Level, You May Receive Less than the Principal Amount of your Securities

Because the investor fee reduces the amount of your return at maturity, and the investor fee and the redemption charge reduce the amount of your return upon early redemption, the value of the Index must increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption of your Securities. If the value of the Index decreases or does not increase sufficiently to offset the investor fee (and, in the case of early redemption, the redemption charge), you will receive less than the principal amount of your investment at maturity or upon redemption of your Securities.

You Will Not Benefit from Any Increase in the Value of the Index If Such Increase Is Not Reflected in the Value of the Index on the Applicable Valuation Date

If the Index does not increase by an amount sufficient to offset the investor fee (and, in the case of early redemption, the redemption charge) between the inception date and the applicable valuation date (including the final valuation date), we will pay you less than the principal amount of your Securities at maturity or upon redemption. This will be true even if the value of the Index as of some date or dates prior to the applicable valuation date would have been sufficiently high to offset the investor fee and redemption charge.

There Are Restrictions on the Minimum Number of Securities You May Redeem and on the Dates on Which You May Redeem Them

You must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date. You may only redeem your Securities on a redemption date if we receive a notice of redemption from you by no later than 4:00 p.m., New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your Securities on the applicable redemption date. Your notice of redemption and confirmation of redemption will not be effective until we confirm receipt. See “Specific Terms of the Securities—Redemption Procedures” for more information.

The Market Value of the Securities May Be Influenced by Many Unpredictable Factors

The market value of your Securities may fluctuate between the date you purchase them and the applicable valuation date. You may also sustain a significant loss if you sell the Securities in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that generally the market price of the Index Components and the level of the Index will affect the market value of the Securities more than any other factor. Other factors that may influence the market value of the Securities include:

•	the time remaining to the maturity of the Securities;

•	supply and demand for the Securities, including inventory positions with Barclays Capital Inc. or any market maker;

•	economic, financial, political, regulatory, geographical or judicial events that affect the level of the Index or the market price of the Index Components;

•	the general interest rate environment; or

•	the creditworthiness of Barclays Bank PLC.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor.

Investing in a Security Linked to an Index Based on Emerging Market Stocks Bears Potential Risks

India is an emerging market. An investment in securities linked to an index of emerging market equity securities involves many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; the inflationary environment in the emerging market; regulation by the national, provincial, and local governments of the emerging market, including the imposition of taxes; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. The securities of emerging market companies may be more volatile than U.S. companies and may be affected by market developments in different ways than U.S. companies. Direct or indirect government interventions to stabilize the securities markets of the emerging market and cross-shareholdings in emerging market companies on those markets also may affect prices and volume of trading of the securities of those companies. Economic, social, political, financial and military factors could negatively affect the value of emerging market companies. These factors could include changes in the emerging market government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, the emerging market economy may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The Securities are Subject to Foreign Exchange Risk.

Because the Index is denominated in U.S. dollars but the Index Components are quoted in Indian rupees, your return on the Securities will be subject to the USD/INR exchange rate. In general, an increase in the USD/INR exchange rate (meaning that a greater number of Indian rupees are required to purchase one U.S. dollar) will cause the level of the Index, and therefore the value of your Securities, to decrease.

The USD/INR exchange rate is a result of the supply of, and demand for, each currency. Changes in the USD/INR exchange rate may result from the interactions of many factors including economic, financial, social and political conditions in India and the United States. These conditions include, for example, the overall growth and performance of the economies of the United States and India, the trade and current account balance between the United States and India, inflation, interest rate levels, the performance of stock markets in the United States and India, the stability of the United States and Indian governments and banking systems, wars in which the United States or India is directly or indirectly involved or that occur anywhere in the world, major natural disasters in the United States or India, and other foreseeable and unforeseeable events.

Information About the Index Components and/or India May Not be Readily Available

Certain relevant information relating to the Index Components or India may not be as well known or as rapidly or thoroughly reported in the United States as compared to U.S. developments. Prospective purchasers of the Securities should be aware of the possible lack of availability of important information that can affect the Index Components or the value of the Indian rupee in relation to the U.S. dollar, and therefore the value of the Securities, and must be prepared to make special efforts to obtain such information on a timely basis.

Increases in Interest Rates in India or Elsewhere are Likely to Have a Significant Adverse Effect on the Value of the Securities

Any increase in the prevailing interest rates in India is likely to decrease the value of Indian equities. Although the Reserve Bank of India has not raised interest rates recently, given the relatively high level of inflation India is currently facing and the substantial budget deficits currently being run by central, state and local governments in India, interest rates may rise in the future. If this happens, the value of the Index Components, and therefore the value of your Securities, may be adversely affected.

In addition, any increases in interest rates in other countries, especially countries that are significant sources of capital such as the United States, Japan and member states of the European Union, will reduce the amount of capital available for, and therefore the level of liquidity in, global markets. Any such reduction in liquidity is likely to affect the market prices of securities worldwide but may have a disproportionately negative affect on the securities of emerging markets including India.

The Liquidity, Trading Value and Amounts Payable Under the Securities Could be Affected by the Actions of the U.S. and Indian Governments

Exchange rates of most economically liberalized nations, including the United States and India, are “floating,” meaning that they are permitted to fluctuate in value relative to other currencies. However, governments of many nations, from time to time, do not allow their currencies to float freely in response to economic forces. Governments, including the U.S. and Indian governments, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the Securities is that their liquidity, trading value and amounts payable could be affected by the actions of the U.S. or Indian governments which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces and the movement of currencies across borders. There will be no adjustment or change in the terms of the Securities in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of the issuance of a replacement currency or in the event of other developments affecting the Indian rupee, the U.S. dollar or any other currency.

Since 1991, the Indian government has pursued policies of market-oriented reforms, including foreign investment and exchange regimes, but the government’s role in the economy has remained significant. The Indian government has the ability to restrict the conversion of rupees into foreign currencies, and under certain circumstances investors that seek to convert rupees into foreign currency must obtain the approval of the Reserve Bank of India. More recently, the Securities and Exchange Board of India (“SEBI”) has announced that it has considered and may continue to consider proposals to regulate certain types of instruments linked to the equity securities of Indian companies. If future legislation or policies implemented by the Indian government, including SEBI, affects issuance or sale of the Securities or our hedging with respect to the Securities, the market for the Securities could be further adversely affected.

The Index Components and the Indian Rupee Will Trade at Different Times from the Securities

The National Stock Exchange of India, the securities exchange on which the Index Components are mainly traded, is open Monday to Friday from 9:55 a.m., Mumbai time, to 3:30 p.m., Mumbai time. Mumbai, India is generally 9 1/2 to 10 1/2 hours ahead of New York. Thus, the Index Components will trade when the Securities are not trading (and vice versa), and as a result significant price movements in Index Components, which may have a significant effect on the level of the Index and therefore the value of your Securities, may occur but not be reflected immediately in the market price of the Securities.

Even Though the U.S. Dollar and the Indian Rupee Are Traded Around-the-Clock, the Securities Will Trade Only During Regular Trading Hours in the United States

The interbank market for the U.S. dollar and the Indian rupee is a global, around-the-clock market. We have listed the Securities on NYSE Arca and the Securities trade only during the hours that NYSE Arca is open. To the extent that NYSE Arca is closed while the markets for the U.S. dollar and the Indian rupee remain open, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the Securities.

Foreign Exchange Rate Information May Not Be Readily Available

There is no systematic reporting of last-sale information for foreign currencies. Reasonable current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices, and to others who wish to subscribe for this information, but this information will not necessarily reflect the USD/INR exchange rate relevant for determining the value of the Securities. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

Historical Values of the Index or any Index Component Should Not Be Taken as an Indication of the Future Performance of the Index During the Term of the Securities

The actual performance of the Index or any Index Component over the term of the Securities, as well as the amount payable at maturity or upon redemption, may bear little relation to the historical values of the Index or the Index Components, which have been highly volatile.

Changes in Our Credit Ratings May Affect the Market Value of Your Securities

Our credit ratings are an assessment of our ability to pay our obligations, including those on the Securities. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your Securities. However, because the return on your Securities is dependent upon certain factors in addition to our ability to pay our obligations on your Securities, an improvement in our credit ratings will not reduce the other investment risks related to your Securities.

You Will Not Receive Interest Payments on the Securities or Have Rights in the Index Components

You will not receive any periodic interest payments on the Securities. As an owner of the Securities, you will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the Index Components that investors in the Index Components may have. Your Securities will be paid in cash, and you will have no right to receive delivery of any Index Components.

There May Not Be an Active Trading Market in the Securities; Sales in the Secondary Market May Result in Significant Losses

Although we have listed the Securities on NYSE Arca, there can be no assurance that a secondary market for the Securities will exist at any time. If the Securities become de-listed, you may sustain significant losses if you sell your Securities in the secondary market. We are not required to maintain any listing of the Securities on NYSE Arca or any other exchange. Certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the Securities, although they are not required to do so. If they decide to engage in such transactions, they may stop at any time.

Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in Instruments Linked to the Index or Index Components May Impair the Market Value of the Securities

As described below under “Use of Proceeds and Hedging” in this pricing supplement, we or one or more of our affiliates may hedge our obligations under the Securities by purchasing Index Components, futures or options on Index Components or the Index, or other derivative instruments with returns linked to the performance of Index Components or the Index, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing. Although they are not expected to, any of these hedging activities may adversely affect the market price of Index Components and the value of the Index and, therefore, the market value of the Securities. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

We or one or more of our affiliates may also engage in trading in Index Components, futures or options on Index Components, and other investments relating to Index Components or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the market price of the Index Components or the value of the Index and, therefore, the market value of the Securities. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Securities. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

The Liquidity of the Market for the Securities May Vary Materially Over Time

As stated on the cover of this pricing supplement, we sold a portion of the Securities on the inception date, and the remainder of the Securities may be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent. However, neither we nor Barclays Capital Inc. are under any obligation to sell those Securities. Also, the number of Securities outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the Securities. Accordingly, the liquidity of the market for the Securities could vary materially over the term of the Securities. While you may elect to redeem your Securities prior to maturity, early redemption is subject to the conditions and procedures described elsewhere in this pricing supplement, including the condition that you must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date.

Our Business Activities May Create Conflicts of Interest

We and our affiliates expect to play a variety of roles in connection with the issuance of the Securities. As noted above, we and our affiliates expect to engage in trading activities related to the Index Components, futures or options on Index Components or the Index, or other derivative instruments with returns linked to the performance of Index Components or the Index that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management. These trading activities, if they influence the value of the Index, could be adverse to the interests of the holders of the Securities. Moreover, we and our affiliates have published and in the future expect to publish research reports with respect to some or all of the Index Components and Indian equities generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. The research should not be viewed as a recommendation or endorsement of the Securities in any way and investors must make their own independent investigation of the merits of this investment. Any of these activities by us, Barclays Capital Inc. or our other affiliates may affect the market price of the Index Components and the value of the Index and, therefore, the market value of the Securities. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

Barclays Bank PLC and its Affiliates Have No Affiliation with MSCI and Are Not Responsible for Its Public Disclosure of Information, Which May Change Over Time

We and our affiliates are not affiliated with MSCI in any way and have no ability to control or predict its actions, including any errors in, or discontinuation of disclosure regarding their methods or policies relating to the calculation of, the Index, even if an affiliate of MSCI assists in the distribution of the Securities as a selected dealer. MSCI is not under any obligation to continue to calculate the Index or required to calculate any successor index. If MSCI discontinues or suspends the calculation of the Index or, despite continued publication of the Index, our right to use the Index is suspended or terminated, it may become difficult to determine the market value of the Securities or the amount payable at maturity or upon redemption. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the Index exists, the amount you receive at maturity or upon redemption will be determined by the calculation agent in its sole discretion. See “Specific Terms of the Securities—Market Disruption Event” and “—Discontinuance or Modification of the Index or the Index License Agreement” in this pricing supplement.

All disclosure in this pricing supplement regarding the Index, including its make-up, method of calculation and changes in its components, is derived from publicly available information. We have not independently verified this information. You, as an investor in the Securities, should make your own investigation into the Index and MSCI. MSCI has no obligation to consider your interests as a holder of the Securities.

The Policies of MSCI and Changes That Affect the Composition and Valuation of the Index or the Index Components Could Affect the Amount Payable on Your Securities and Its Market Value

The policies of MSCI concerning the calculation of the level of the Index, additions, deletions or substitutions of Index Components and the manner in which changes affecting the Index Components are reflected in the Index could affect the value of the Index and, therefore, the amount payable on your Securities at maturity or upon redemption and the market value of your Securities prior to maturity.

Additional stocks may satisfy the eligibility criteria for inclusion in the Index, and stocks currently included in the Index may fail to satisfy such criteria. In addition, MSCI may modify the methodology for determining the composition and weighting of the Index, for calculating its value in order to assure that the Index represents an adequate measure of market performance or for other reasons, or for calculating the value of the Index. MSCI may also discontinue or suspend calculation or publication of the Index, in which case it may become difficult to determine the market value of the Index. Any such changes could adversely affect the value of your Securities.

If events such as these occur, or if the value of the Index is not available or cannot be calculated because of a market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of the Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the Securities—Market Disruption Event”, “—Discontinuation or Modification of the Index or the Index License Agreement” and “—Role of Calculation Agent”.

The Rights of Barclays Bank PLC to Use the Index Are Subject to the Terms of a License Agreement

We have been granted a non-exclusive right to use the Index and related service marks and trademarks in connection with the Securities. If we breach our obligations under the license, MSCI will have the right to terminate the license. If this occurs, it may become difficult for us to determine the daily redemption value or your payment at maturity in the Securities. The calculation agent in this case will determine the value of the Index or the fair market value of the Securities—and thus the amount payable at maturity or the daily redemption value—as described under “Specific Terms of the Securities—Discontinuance or Modification of the Index or the Index License Agreement”.

There Are Potential Conflicts of Interest Between You and the Calculation Agent

Currently, Barclays Bank PLC serves as the calculation agent. We will, among other things, decide the amount of the return paid out to you on the Securities at maturity or upon redemption. For a more detailed description of the calculation agent’s role, see “Specific Terms of the Securities—Role of Calculation Agent” in this pricing supplement.

If MSCI were to discontinue or suspend calculation or publication of the Index or, despite continued publication of the Index, our right to use the Index is suspended or terminated, it may become difficult to determine the market value of the Securities. If events such as these occur, or if the value of the Index is not available or cannot be calculated because of a market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of the Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the Securities—Role of Calculation Agent” in this pricing supplement.

The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Index has occurred or is continuing on a valuation date, including the final valuation date. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability to unwind our or our affiliates’ hedge positions. Since these determinations by the calculation agent may affect the market value of the Securities, the calculation agent may have a conflict of interest if it needs to make any such decision.

If a Market Disruption Event Has Occurred or Exists on a Valuation Date, the Calculation Agent Can Postpone the Determination of the Value of the Index or the Maturity Date or a Redemption Date

The determination of the value of the Index on a valuation date, including the final valuation date, may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on such valuation date. If such a postponement occurs, the value of the Index shall be determined using the closing value of the Index on the first trading day after that day on which no market disruption event occurs or is continuing. In no event, however, will a valuation date for the Securities be postponed by more than five trading days. As a result, the maturity date or a redemption date for the Securities could also be postponed, although not by more than five trading days. If a valuation date is postponed until the fifth trading day following the scheduled valuation date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate in its sole discretion of the value of the Index for such day. See “Specific Terms of the Securities—Market Disruption Event” in this pricing supplement.

Postponement of a Valuation Date May Result in a Reduced Amount Payable at Maturity or Upon Redemption.

As the payment at maturity or upon redemption is a function of, among other things, the applicable index factor on the final valuation date or applicable valuation date, as the case may be, the postponement of any valuation date may result in the application of a different applicable index factor and, accordingly, decrease the payment you receive at maturity or upon redemption.

Concentration Risks Associated with the Index May Adversely Affect the Market Price of the Securities

Because the Securities are linked to the Index, which is composed of a basket of Indian equities, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility. An investment in the Securities may carry risks similar to a concentrated securities investment in a single region.

The Tax Consequences Are Uncertain

The U.S. federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described in this pricing supplement. As discussed further below, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the Securities could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until early redemption or maturity. The outcome of this process is uncertain. Similarly, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as the Securities after the bill was enacted to accrue interest income on a current basis. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Moreover, it is possible that the Internal Revenue Service could seek to tax your Securities by reference to your deemed ownership of the underlying assets that comprise the Index. In such a case, you could be required to recognize ordinary income in respect of the dividends that you would have received had you made an actual investment in the underlying components of the Index and could be required to recognize capital gain or loss, at least a portion of which could be short-term capital gain or loss, in respect of a portion of your Securities at any time when an adjustment is made to the Index.

For a discussion of the U.S. federal income tax treatment applicable to your Securities as well as other potential alternative characterizations for your Securities, please see the discussion under “Material U.S. Federal Income Tax Considerations” below. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.

THE INDEX

Except as otherwise noted, all information regarding the MSCI India Total Return Index (“Index”) provided in this pricing supplement is derived from MSCI, Inc. (“MSCI”) or other publicly available sources. Such information reflects the policies of MSCI as stated in such sources, and such policies are subject to change by MSCI. MSCI is under no obligation to continue to publish the Index and may discontinue publication of the Index at any time.

The information in this section is intended to be a summary of the significant features of the Index and is not a complete description. For a detailed explanation of methodology underlying the Index and other information about how the Index is maintained, see the “MSCI Global Investable Market Indices Methodology”, which is available at www.mscibarra.com.

We do not assume any responsibility for the accuracy or completeness of the information in this section, and we do not undertake to update any of this information at any time after the date of this pricing supplement.

The Index is a free float-adjusted market capitalization index that is designed to measure the market performance, including price performance and income from dividend payments, of Indian equity securities. The Index is calculated on a net basis, approximating the minimum possible dividend reinvestment (dividends are reinvested after deduction of withholding tax, using the maximum rate applicable to non-resident institutional investors who do not benefit from double taxation treaties). As of September 28, 2012, the Index was comprised of the top 73 companies by market capitalization listed on the National Stock Exchange of India (the “NSE”). The Index is calculated by MSCI and is denominated in U.S. dollars.

Securities eligible for inclusion in the Index include equity securities issued by companies incorporated in India. The shares of those companies are mainly traded on the NSE; however, in cases where such prices are not available due to the delisting from the NSE, official closing prices from the Bombay Stock Exchange (“BSE”) may be used. The NSE was established at the behest of the Government of India in November 1992, and the capital markets segment commenced operations in November 1994. Trades executed on the NSE are cleared and settled by a clearing corporation, the National Securities Clearing Corporation Limited, which acts as a counterparty and guarantees settlement.

The Index Components are selected by MSCI from among the universe of securities eligible for inclusion in the Index so as to target an 85% free float-adjusted market representation level within each of a number of industry groups, subject to adjustments to provide for sufficient liquidity, reflect foreign investment restrictions (only those securities that can be held by non-residents of India are included) and to meet certain other investability criteria (as noted above, for a more detailed discussion of such criteria, see the “MSCI Global Investable Market Indices Methodology”, which is available at www.mscibarra.com). Following a change in MSCI’s methodology implemented in May 2008, the 85% target will be measured at the level of the universe of eligible securities rather than the industry group level-so the Index will seek to include the securities that represent 85% of the free float—adjusted market capitalization of all securities eligible for inclusion—but will still be subject to liquidity, foreign investment restrictions and other investability adjustments. MSCI defines “free float” as total shares excluding shares held by strategic investors such as governments, corporations, controlling shareholders and management, and shares subject to foreign ownership restrictions.

Each Index Component is included in the Index at a weight that reflects the ratio of its free float-adjusted market capitalization (i.e., free public float multiplied by price) to the free float-adjusted market capitalization of all the Index Components.

As of September 28, 2012, the Index had a market capitalization of approximately $253,624.13 million. As of such date, the top 50 Index Components were as follows (in alphabetical order):

ACC
Ambuja Cements
Asian Paints
Axis Bank
Bajaj Auto
Bank of Baroda
Bharat Heavy Electricals
Bharati Airtel
Cairn India
Cipla
Coal India
DLF
Dr Reddy’s Laboratories
Gail India
Godrej Consumer Products
HDFC Bank
Hero Motorcorp
Hindalco Industries
Hindustan Unilever
Housing Dev Finance Corp
ICICI Bank
IDFC
Infosys
ITC
Jaiprakash Associates
Jindal Steel & Power
Kotak Mahindra Bank
Larsen & Toubro
LIC Housing Finance
Lupin
Mahindra & Mahindra
NTPC
Oil & Natural Gas Corp
Power Grid Corp of India
Ranbaxy Laboratories
Reliance Industries
Rural Electrification Co.
Satyam Computer Services
Shriram Transport Fin
State Bank Of India
Sterlite Industries
Sun Pharmaceutical Ind
Tata Consultancy
Tata Motors
Tata Power Co
Tata Steel
Ultratech Cement
United Spirits
Wipro
Zee Entertainment

As of September 28, 2012, the sector weightings of the Index were as follows:

Sector	No. of Cos.	Weight
Energy	5	12.19%
Financials	17	29.29%
Information Technology	5	15.01%
Industrials	8	5.63%
Materials	11	8.52%
Consumer Staples	5	9.77%
Utilities	6	4.43%
Consumer Discretionary	7	8.12%
Health Care	6	5.24%
Telecommunications Services	3	1.80%

The NSE opens at 9:55 a.m., Mumbai time, and closes at 3:30 p.m., Mumbai time. All of the Index Components generally trade during these hours. The closing level of the Index each day is based on the volume-weighted average sale price of each Index Component for the 30 minutes prior to the close of the NSE (or, in the case of Index Components quoted only on the BSE, 15 minutes prior to the close of the BSE) and the WM/Reuters foreign exchange rate at 4:00 p.m., London time, and the closing level is generally reported at or shortly after 4:00 p.m., London time. The Index is reported by Bloomberg, L.P. under the ticker symbol “NDEUSIA”. The Index is static during the hours that trading on NYSE Arca is conducted.

Maintenance of and Changes to the Index

MSCI maintains the Index with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets and segments. In maintaining the Index, emphasis is also placed on continuity, continuous investability of constituents, replicability, index stability and minimizing turnover in the Index.

As part of the changes to MSCI’s methodology which became effective in May 2008, maintenance of the Index falls into three broad categories of implementation of changes:

•	semi-annual reviews, which occur each May and November and involve a comprehensive reevaluation of the market, the universe of eligible securities and other factors involved in composing the Index;

•	quarterly reviews, which occur each February and August and focus on significant changes in the market since the last semi-annual review; and

•

ongoing event-related changes, which generally be reflected in the Index at the time of the event and include changes resulting from mergers, acquisitions, spin-offs, bankruptcies, reorganizations, issuances and other extraordinary transactions, corporate actions and events.

Based on these reviews, additional components may be added, and current components may be removed, at any time. MSCI generally announces all changes resulting from semi-annual reviews, quarterly reviews and ongoing events in advance of their implementation, although in exceptional cases they may be announced during market hours for same or next day implementation.

Historical Performance

MSCI began calculating the Index on December 29, 2000. The following table and graph illustrate how the Index has performed since its inception. The historical performance of the Index should not be taken as an indication of future performance, and no assurance can be given that the value of the Index will increase sufficiently to cause holders of the Securities to receive a payment at maturity or upon redemption equal to or in excess of the principal amount of such Securities.

December 29, 2000	100.000
December 31, 2001	80.201
December 31, 2002	86.535
December 31, 2003	154.333
December 31, 2004	183.819
December 30, 2005	252.882
December 29, 2006	381.861
December 31, 2007	661.044
December 31, 2008	233.788
December 31, 2009	474.145
December 31, 2010	573.477
December 30, 2011	360.341
September 28, 2012	451.724

Source: Bloomberg

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

License Agreement

MSCI has entered into a license agreement granting to us a non-transferable, non-exclusive license to use the Index in connection with the Securities.

THE SECURITIES ARE NOT SPONSORED OR ENDORSED BY MSCI, ANY AFFILIATE OF MSCI OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE SECURITIES ARE NOT SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARKS OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY BARCLAYS BANK PLC. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE SECURITIES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THE SECURITIES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE SECURITIES OR TO BARCLAYS BANK PLC OR ANY OWNER OF THE SECURITIES. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF BARCLAYS BANK PLC OR OWNERS OF THE SECURITIES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE SECURITIES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE SECURITIES ARE REDEEMABLE FOR CASH. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THE SECURITIES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE SECURITIES. NOTWITHSTANDING THE FOREGOING, CERTAIN AFFILIATES OF MSCI MAY ACT AS DEALERS IN CONNECTION WITH THE SALE OF THE SECURITIES AND, AS SUCH, MAY SELL OR PROMOTE THE SECURITIES OR MAY BE INVOLVED IN THE ADMINISTRATION, MARKETING OR OFFERING OF THE SECURITIES.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, BARCLAYS BANK PLC’S CUSTOMERS OR COUNTERPARTIES, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES

NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of the Securities, nor any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the Securities without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

VALUATION OF THE SECURITIES

The market value of the Securities will be affected by several factors, many of which are beyond our control. We expect that generally the market prices of the Index Components and the value of the Index on any day will affect the market value of the Securities more than any other factors. Other factors that may influence the market value of the Securities include, but are not limited to, supply and demand for the Securities, the volatility of the Index, economic, financial, political, regulatory, geographical or judicial events that affect the value of the Index or the market price of Index Components, the general interest rate environment, as well as the perceived creditworthiness of Barclays Bank PLC. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the Securities prior to maturity.

Indicative Value

An intraday “indicative value” meant to approximate the intrinsic economic value of the Securities will be calculated and published by Bloomberg L.P. or a successor via the facilities of the Consolidated Tape Association under the ticker symbol INP.IV. Additionally, we or an affiliate expect to calculate and publish the closing indicative value (also referred to as the daily indicative value) of your Securities on each trading day at www.ipathetn.com. In connection with your Securities, we use the term “indicative value” to refer to the value at a given time determined based on the following equation:

Indicative Value = Principal Amount per Security × (Current Index Level / Initial Index Level) - Current Investor Fee

where:

Principal Amount per Security = $50;

Current Index Level = The most recent level of the Index published by MSCI;

Initial Index Level = The level of Index on the inception date; and

Current Investor Fee = The most recent daily calculation of the investor fee with respect to your Securities, determined as described in this pricing supplement (which, during any trading day, will be the investor fee determined on the preceding calendar day).

Bloomberg L.P. is not affiliated with Barclays Bank PLC and does not approve, endorse, review or recommend Barclays Bank PLC or the Securities.

The indicative value will be derived from sources deemed reliable, but Bloomberg L.P. and its suppliers do not guarantee the correctness or completeness of the indicative value or other information furnished in connection with the Securities. Bloomberg L.P. makes no warranty, express or implied, as to results to be obtained by Barclays Bank PLC, Barclays Bank PLC’s customers, holders of the Securities, or any other person or entity from the use of the indicative value or any data included therein. Bloomberg L.P. makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the indicative value or any data included therein.

Bloomberg L.P., its employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of Bloomberg L.P., its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the indicative value or the Securities, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. Bloomberg L.P. shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the indicative value, from whatever cause. Bloomberg L.P. is not responsible for the selection of or use of the Index or the Securities, the accuracy and adequacy of Index or information used by Barclays Bank PLC and the resultant output thereof.

The indicative value calculation will be provided for reference purposes only. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or termination of your Securities, nor will it reflect hedging or transaction costs, credit considerations, market liquidity, bid-offer spreads or the applicable redemption charge. Published Index levels from MSCI may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current Index level and therefore the indicative value of your Securities. Index levels provided by MSCI will not necessarily reflect the depth and liquidity of the Indian equities market. For this reason and others, the actual trading price of the Securities may be different from their indicative value.

As discussed in “Specific Terms of the Securities—Payment Upon Redemption”, you may, subject to certain restrictions, choose to redeem your Securities on any redemption date during the term of the Securities. If you redeem your Securities on a particular redemption date, you will receive a cash payment on such date in an amount equal to the daily redemption value, which is (1) the principal amount of your Securities times the (2) index factor on the relevant valuation date minus (3) the investor fee on the relevant valuation date minus (4) the redemption charge. You must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date. The daily redemption feature is intended to induce arbitrageurs to counteract any trading of the Securities at a discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner.

SPECIFIC TERMS OF THE SECURITIES

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Description of Debt Securities—Legal Ownership; Form of Debt Securities” in the accompanying prospectus.

The Securities are part of a series of debt securities entitled “Global Medium-Term Notes, Series A” (the “medium-term notes”) that we may issue under the indenture, dated September 16, 2004, between Barclays Bank PLC and The Bank of New York, as trustee, from time to time. This pricing supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all medium-term notes are described in “Description of Medium-Term Notes” and “Terms of the Notes” in the accompanying prospectus supplement, and terms that apply generally to all index-linked notes are described in “Reference Assets—Indices” in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus, prospectus supplement and any related free writing prospectuses and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

Please note that the information about the price to the public and the proceeds to Barclays Bank PLC on the front cover of this pricing supplement relates only to the initial sale of the Securities. If you have purchased the Securities in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Securities in more detail below.

Coupon

We will not pay you interest during the term of the Securities.

Denomination

We will offer the Securities in denominations of $50.

Payment at Maturity

If you hold your Securities to maturity, you will receive a cash payment at maturity that is linked to the percentage change in the value of the Index between the inception date and the final valuation date. Your cash payment at maturity will be equal to (1) the principal amount of your Securities times (2) the index factor on the final valuation date minus (3) the investor fee on the final valuation date.

The “index factor” on the final valuation date will be equal to the final index level divided by the initial index level. The initial index level is the closing value of the Index on the inception date and the final index level is the closing value of the Index on the final valuation date.

The “investor fee” on the final valuation date will be equal to 0.89% per year times the principal amount of your Securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to (1) 0.89% times (2) the principal amount of your Securities times (3) the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by (4) 365.

Maturity Date

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day. If the fifth business day before this day does not qualify as a valuation date (as described below), then the maturity date will be the fifth business day following the final valuation date. The calculation agent may postpone the final valuation date—and therefore the maturity date—if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under “—Market Disruption Event” below.

In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.

Payment Upon Redemption

Prior to maturity, you may, subject to certain restrictions, choose to redeem your Securities on any redemption date during the term of the Securities. If you redeem your Securities on a particular redemption date, you will receive a cash payment on such date in an amount equal to the daily redemption value, which is (1) the principal amount of your Securities times (2) the index factor on the relevant valuation date minus (3) the investor fee on the relevant valuation date minus (4) the redemption charge. You must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date. We may from time to time in our sole discretion reduce, in part or in whole, the minimum redemption amount of 50,000 Securities. Any such reduction will be applied on a consistent basis for all holders of Securities at the time the reduction becomes effective.

The “investor fee” on any valuation date will be equal to 0.89% per year times the principal amount of your Securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to (1) 0.89% times (2) the principal amount of your Securities times (3) the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by (4) 365.

The “redemption charge” is a one-time charge imposed upon early redemption and is equal to 0.00125 times the daily redemption value. The redemption charge is intended to allow us to recoup the brokerage and other transaction costs that we will incur in connection with redeeming the Securities. The proceeds we receive from the redemption charge may be more or less than such costs.

A “valuation date” is each business day from December 28, 2006 to December 11, 2036, inclusive (subject to the occurrence of a market disruption event), or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days. We refer to Thursday, December 11, 2036 as the “final valuation date”.

A “redemption date” is the third business day following a valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.

In the event that payment upon redemption is deferred beyond the original redemption date, penalty interest will not accrue or be payable with respect to that deferred payment.

Redemption Procedures

You may, subject to the minimum redemption amount described above, elect to redeem your Securities on any redemption date during the term of the Securities. To redeem your Securities, you must instruct your broker or other person with whom you hold your Securities to take the following steps:

•

deliver a notice of redemption, which is attached as Annex A, to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•

instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the valuation date at a price equal to the applicable daily redemption value, facing Barclays DTC 5101; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the Securities in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your Securities on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

Market Disruption Event

As set forth under “—Payment at Maturity” and “—Payment Upon Redemption” above, the calculation agent will determine the value of the Index on each valuation date, including the final valuation date. As described above, a valuation date may be postponed and thus the determination of the value of the Index may be postponed if the calculation agent determines that, on a valuation date, a market disruption event has occurred or is continuing in respect of the Index. If such a postponement occurs, the value of the Index shall be determined using the closing value of the Index on the first trading day after that day on which no market disruption event occurs or is continuing. In no event, however, will a valuation date for the Securities be postponed by more than five trading days.

If a valuation date is postponed until the fifth trading day following the scheduled valuation date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate in its sole discretion of the value of the Index for such day.

Any of the following will be a market disruption event:

•	a suspension, absence or material limitation of trading in a material number of Index Components, as determined by the calculation agent in its sole discretion;

•

a suspension, absence or material limitation of trading in option or futures contracts relating to the Index or a material number of Index Components in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in the relevant market, as determined by the calculation agent in its sole discretion;

•	the Index is not published; or

•

in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this pricing supplement.

The following events will not be market disruption events:

•	a limitation on the hours or numbers of days of trading on the NSE, but only if the limitation results from an announced change in the regular business hours of that exchange; or

•	a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Component.

For this purpose, an “absence of trading” in the primary market on which option or futures contracts related to the Index or any Index Component are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “—Default Amount”.

For the purpose of determining whether the holders of our medium-term notes, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each Security outstanding as the principal amount of that Security. Although the terms of the Securities may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the Securities. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities—Modification and Waiver” and “—Senior Events of Default; Subordinated Events of Default and Defaults; Limitations of Remedies”.

Default Amount

The default amount for the Securities on any day will be an amount, determined by the calculation agent in its sole discretion, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-1 or higher by Standard & Poor’s Ratings Services, or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, or any successor, or any other comparable rating then used by that rating agency.

Further Issuances

We may, without your consent, create and issue additional securities with identical terms at any time. We may consolidate the additional securities to form a single class within the outstanding Securities. If there is substantial demand for the Securities, we may issue additional Securities frequently.

Discontinuance or Modification of the Index or the Index License Agreement

If MSCI discontinues publication of the Index or, despite continued publication of the Index, our right to use the Index is suspended or terminated, and MSCI or any other person or entity publishes an index that the calculation agent determines is comparable to the Index and the calculation agent approves such index as a successor index, then the calculation agent will determine the value of the Index on the applicable valuation date and the amount payable at maturity or upon redemption by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued or that we have no right to use the Index and there is no successor index, or that the closing value of the Index is not available because of a market disruption event or for any other reason, on the date on which the value of the Index is required to be determined, or if for any other reason the Index is not available to us or the calculation agent on the relevant date, the calculation agent will determine the amount payable by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the Index, the Index Components or the method of calculating the Index has been changed at any time in any respect—including any addition, deletion or substitution and any reweighting or rebalancing of Index Components, and whether the change is made by MSCI under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the Index Components, or is due to any other reason—then the calculation agent will be permitted (but not required) to make such adjustments to the Index or method of calculating the Index as it believes are appropriate to ensure that the value of the Index used to determine the amount payable on the maturity date or upon redemption is equitable.

All determinations and adjustments to be made by the calculation agent may be made in the calculation agent’s sole discretion. See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a business day with respect to the Securities, we mean a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in London or New York City generally are authorized or obligated by law, regulation or executive order to close.

Role of Calculation Agent

Currently, we serve as the calculation agent. We may change the calculation agent without notice. The calculation agent will, in its sole discretion, make all determinations regarding the value of the Securities, including at maturity or upon redemption, market disruption events, business days, trading days, the investor fee, the default amount, the initial index level, the final index level, the closing value of the Index on any valuation date, the maturity date, redemption dates, the amount payable in respect of your Securities at maturity or upon redemption and any other calculations or determinations to be made by the calculation agent as specified herein. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

CLEARANCE AND SETTLEMENT

Depository Trust Company (“DTC”) participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus supplement under “Use of Proceeds and Hedging”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we or our affiliates expect to enter into hedging transactions involving purchases of instruments linked to the Index prior to or on the inception date. In addition, from time to time after we issue the Securities, we or our affiliates may enter into additional hedging transactions or unwind those hedging transactions we have entered into. In this regard, we or our affiliates may:

•	acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to some or all of the Index Components or the Index;

•	acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to the level of other similar market indices or equities; or

•	any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge positions on or before the final valuation date. That step may involve sales or purchases of listed or over-the-counter options or futures on Index Components or the Index or listed or over-the-counter options, futures, or other instruments linked to the level of the Index Components or the Index, as well as other indices designed to track the performance of the Index or other equities.

The hedging activity discussed above may adversely affect the value of the Index and, as a consequence, the market value of the Securities from time to time and the amount payable at maturity or upon redemption. See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement and is the opinion of our counsel, Sullivan & Cromwell LLP. It applies to you only if you are a U.S. holder (as defined below) and you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a regulated investment company;

•	a partnership or other pass-through entity;

•	a person that owns a Security as a hedge or that is hedged against interest rate risks;

•	a person that owns a Security as part of a straddle or conversion transaction for tax purposes; or

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

This section describes the tax consequences to a U.S. holder. You are a U.S. holder if you are a beneficial owner of a Security and you are for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

In the opinion of our counsel, Sullivan & Cromwell LLP, the Securities should be treated as a pre-paid executory contract with respect to the Index. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to treat the Securities for all U.S. federal income tax purposes in accordance with such characterization. If the Securities are so treated, you should generally recognize capital gain or loss upon the sale, early redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and your tax basis in the Securities. In general, your tax basis in your Securities will be equal to the price you paid for your Securities. Capital gain of a noncorporate U.S. holder that is recognized in a taxable year beginning before January 1, 2013 is generally taxed at a maximum rate of 15% in cases where the holder has a holding period of greater than one year. Thereafter, capital gain of a noncorporate U.S. holder is generally taxed at preferential rates in cases where the holder has a holding period of greater than one year.

No statutory, judicial or administrative authority directly discusses how your Securities should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the Securities are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your Securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments

There is no judicial or administrative authority discussing how your Securities should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that your Securities should be treated in a manner that differs from that described above. For example, the Internal Revenue Service might assert that your Securities should be treated as debt instruments subject to the special tax rules governing contingent debt instruments. If your Securities are so treated, you would be required to accrue interest income over the term of your Securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Securities. You would recognize gain or loss upon the sale, early redemption or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. In general, your adjusted basis in your Securities would be equal to the amount you paid for your Securities, increased by the amount of interest you previously accrued with respect to your Securities. Any gain you recognize upon the sale, early redemption or maturity of your Securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Securities, and thereafter, would be capital loss.

Moreover, it is possible that the Internal Revenue Service could seek to tax your Securities by reference to your deemed ownership of the underlying assets that comprise the Index. In such a case, you could be required to recognize ordinary income in respect of the dividends that you would have received had you made an actual investment in the underlying components of the Index and could be required to recognize capital gain or loss, at least a portion of which could be short-term capital gain or loss, in respect of a portion of your Securities at any time when an adjustment is made to the Index. Even if you are not treated as owning the underlying components of the your Securities, it is possible that you would be required to include the dividend component of the Index in ordinary income, either upon the sale, early redemption or maturity of the Securities or over the term of the Securities even though you will not receive any payments from us until redemption or maturity of your Securities.

In addition, it is possible that the Internal Revenue Service could assert that any gain or loss that you recognize upon early redemption or maturity of your Securities could be treated as ordinary gain or loss or that you should be required to accrue interest over the term of your Securities. It is also possible that the Securities could be treated as notional principal contracts. If the Securities were treated as notional principal contracts, you could be required to accrue income over the term of your Securities, and any gain your recognize upon the maturity of your Securities would generally be treated as ordinary income. In addition, it is possible that you could be required to recognize gain or loss at any time when the Index is modified, adjusted, discontinued or replaced with a successor index.

Further, it is possible that the Internal Revenue Service could assert that your holding period in respect of your Securities should end on the date on which the amount you are entitled to receive upon the early redemption or maturity of your Securities is determined, even though you will not receive any amounts from the issuer in respect of your Securities prior to the early redemption or maturity of your Securities. In such a case, you may be treated as having a holding period in respect of your Securities that is less than one year even if you receive cash upon the early redemption or maturity of your Securities at a time that is more than one year after the beginning of your holding period.

In addition, the Internal Revenue Service could potentially assert that you should be required to treat amounts attributable to the investor fee as amounts of expense. The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your Securities.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. The notice also states that the Internal Revenue Service and the Treasury Department are considering other relevant issues, including whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of instruments such as the Securities should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments.

Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until maturity. The outcome of this process is uncertain. Except to the extent otherwise provided by law, we intend to treat the Securities for U.S. federal income tax purposes in accordance with the treatment described in this section unless and until such time as the Internal Revenue Service and the Treasury Department determine that some other treatment is more appropriate.

Similarly, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as the Securities after the bill was enacted to accrue interest income on a current basis. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

“Specified Foreign Financial Asset” Reporting

Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include the Securities), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

Information Reporting and Backup Withholding

Please see the discussion under “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement for a description of the applicability of the information reporting and backup withholding rules to payments made on your Securities.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We sold a portion of the Securities on the inception date at 100% of their stated principal amount. The remainder of the Securities may be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent. Sales of the Securities after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the Securities.

In connection with this offering, we will sell the Securities to dealers, including potentially affiliates of MSCI, as principal, and such dealers may then resell Securities to the public at varying prices that the dealers will determine at the time of resale. In addition, such dealers may make a market in the Securities, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement and the accompanying prospectus and prospectus supplement) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell a Security covered by this prospectus that they acquire from other holders after the original offering and sale of the Securities, or they may sell a Security covered by this prospectus in short sale transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the Securities in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act. Among other activities, broker-dealers and other persons may make short sales of the Securities and may cover such short positions by borrowing Securities from us or our affiliates or by purchasing Securities from us or our affiliates subject to our obligation to repurchase such Securities at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act. This prospectus will be deemed to cover any short sales of Securities by market participants who cover their short positions with Securities borrowed or acquired from us or our affiliates in the manner described above.

Barclays Bank PLC and Barclays Capital Inc. have retained the services of BlackRock Investments, LLC, a member of the Financial Industry Regulatory Authority, Inc., to promote the Securities and provide certain services relating to the Securities. BlackRock Investments, LLC, may receive a portion of the investor fee in connection with these services. Underwriting compensation will not exceed a total of 8% of proceeds.

Restrictions on Distribution

The Securities and Exchange Board of India (SEBI) requires the following stipulation:

The Securities may not be offered or sold to a “Person Resident in India”, a “Non-Resident Indian”, a “Person of Indian Origin” or an “Overseas Corporate Body” (as each term is defined below and such definitions were extracted from the Foreign Exchange Management Act, 1999 or the Foreign Exchange Management (Deposit) Regulations 2000 as notified by the Reserve Bank of India).

“Non-resident Indian” means a person resident outside India who is a citizen of India or is a Person of Indian Origin.

“Overseas Corporate Body” means a company, partnership firm, society and other corporate body owned directly or indirectly to the extent of at least sixty percent by Non-resident Indians and includes overseas trust in which not less than sixty percent beneficial interest is held by Non-resident Indians directly or indirectly but irrevocably.

“Person of Indian Origin” means a citizen of any country other than Bangladesh or Pakistan, if:

(a) the person at any time held an Indian passport; or

(b) the person or either of his/her parents or any of his/her grand-parents was a citizen of India by virtue of the Constitution of India, or the Citizenship Act, 1955 (57 of 1955); or

(c) the person is a spouse of an Indian citizen or a person referred to in sub-clause (a) or (b).

“Person” includes:

(a) an individual;

(b) a Hindu undivided family;

(c) a company;

(d) a firm;

(e) an association of persons or a body of individuals, whether incorporated or not;

(f) every artificial juridical person, not falling within any of the preceding sub-clauses, and

(g) any agency, office or branch owned or controlled by such person.

“Person Resident in India” means:

(a) a Person residing in India for more than one hundred and eighty two (182) days during the course of the preceding financial year but does not include:

(i) a Person who has gone out of India or who stays outside India in either case:

(A) or on taking up employment outside India; or

(B) for carrying on outside India a business or vocation outside India; or

(C) for any other purpose, in such circumstances as would indicate his intention to stay outside India for an uncertain period; or

(ii) a Person who has come to or stays in India, in either case, otherwise than:

(A) for or on taking up employment in India; or

(B) for carrying on in India a business or vocation in India; or

(C) for any other purpose, in such circumstances as would indicate his intention to stay in India for an uncertain period; or

(b) any Person or body corporate registered or incorporated in India; or

(c) an office, branch or agency in India owned or controlled by a Person Resident Outside India; or

(d) an office, branch or agency outside India owned or controlled by a person resident in India.

ANNEX A

NOTICE OF REDEMPTION

To: [ipathredemptions@barclays.com]

Subject: iPath® Notice of Redemption, CUSIP No. 06739F291

[BODY OF EMAIL]

Name of holder: [                    ]

Number of Securities to be redeemed: [                    ]

Applicable valuation date: [        ], 20[    ]

Contact Name: [                    ]

Telephone #: [                    ]

Acknowledgement: I acknowledge that the Securities specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the Securities are satisfied.

A-1

ANNEX B

CONFIRMATION OF REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Fax: 212-412-1232

Dear Sir/Madam:

The undersigned holder of Barclays Bank PLC’s $1,250,000,000 Global Medium-Term Notes, Series A, iPath® Exchange-Traded Notes due December 18, 2036 CUSIP No. 06739F291 redeemable for a cash amount based on the MSCI India Total Return Index (the “Securities”) hereby irrevocably elects to exercise, on the redemption date of                     , with respect to the number of Securities indicated below, as of the date hereof, the redemption right as described in the prospectus relating to the Securities (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the Securities (specified below) to book a delivery vs. payment trade on the valuation date with respect to the number of Securities specified below at a price per Security equal to the applicable daily redemption value, facing Barclays DTC 5101 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the redemption date.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of Securities surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

(You must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date.)

B-1

$1,250,000,000

BARCLAYS BANK PLC

iPath® MSCI India Index ETN

GLOBAL MEDIUM-TERM NOTES, SERIES A

Pricing Supplement

December 21, 2012

(to Prospectus dated August 31, 2010 and

Prospectus Supplement dated May 27, 2011)

Patent Pending

iP-P-104-12012